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                                                                    Exhibit 8.1


                                March 13, 1996


Franklin Select Real Estate Income Fund
P.O. Box 7777
San Mateo, CA  94403-7777

                 Re: Merger of Franklin Real Estate Income Fund and/or Franklin Advantage Real Estate Income Fund into Franklin Select Real Estate Income Fund


Gentlemen:

                 We are acting as counsel to Franklin Select Real Estate Income Fund (the "Company") in connection with the proposed merger of Franklin Real Estate Income Fund ("FREIF") and/or Franklin Advantage Real Estate Income Fund ("Advantage" and, together with FREIF, the "Funds") with and into the Company (the "Merger") pursuant to that certain Agreement and Plan of Merger dated November 7, 1995 (the "Merger Agreement"). (The Company, FREIF, and
Advantage are sometimes hereafter referred to collectively as the "REITs".) In this connection, we have participated in the preparation of the Joint Proxy Statement/Prospectus distributed to shareholders of the REITs in connection with the proposed Merger.

                 We have reviewed the following documents for purposes of this opinion:
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Franklin Select Real Estate Income Fund
March 13, 1996
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                 (1)      The Joint Proxy Statement/Prospectus;

                 (2)      The Merger Agreement;

                 (3)      The 1994 Annual Reports of the REITs filed with the
SEC;

                 (4) The Forms 10-K for the fiscal years ended December 31, 1994 filed by the REITs with the SEC;

                 (5) The Forms 10-Q for the quarter ended March 31, 1995 filed by the REITs with the SEC;

                 (6) The Forms 10-Q for the quarter ended June 30, 1995 filed by the REITs with the SEC,

                 (7) The Forms 10-Q for the quarter ended September 30, 1995 filed by the REITs with the SEC, and

                 (8) Certificates of the Chief Financial Officers of each of the REITs each dated March 13, 1996.
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Franklin Select Real Estate Income Fund
March 13, 1996
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                 The documents listed in items (1) through (7) are hereinafter referred to as the "Reports," and the Certificates listed in item (8) are referred to as the "Certificates."

                 We have relied on the correctness and accuracy of all facts set forth in all the Certificates and Reports.

                 Based on this review, and in reliance on the Reports and Certificates, we are of the opinion that:

                 (i) The merger will have the following federal income tax consequences:

                          (a) No gain or loss will be recognized by the Funds or the Company as a result of the Merger;

                          (b) No gain or loss will be recognized by FREIF or Advantage Shareholders with respect to their receipt of Company Common Stock pursuant to the Merger;

                          (c) The aggregate tax basis of Company Common Stock received by each FREIF or Advantage Shareholder in the
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Franklin Select Real Estate Income Fund
March 13, 1996
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         Merger will be the same as the aggregate tax basis of the FREIF or
         Advantage Common Stock he or she surrenders;

                          (d) The holding period of Company Common Stock received by FREIF or Advantage Shareholders will include the period during which they held their FREIF or Advantage Common Stock;

                          (e) Each FREIF or Advantage Shareholder who exercises Dissenter's Rights in the Merger will be treated as receiving a payment from the Company in redemption of his or her FREIF or Advantage Common Stock and will recognize capital gain or loss measured by the difference between the cash received and the tax basis of his or her FREIF or Advantage Common Stock.

                 (ii) For the calendar year 1994 and through September 30 of the calendar year 1995, each of the REITs met the requirements of the Internal Revenue Code for qualification as a real estate investment trust, each of the REITs currently meets such requirements, and the Company's contemplated method of operation as described in the Joint Proxy Statement/Prospectus
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Franklin Select Real Estate Income Fund
March 13, 1996
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will enable the Company to comply with such requirements in the future.

                 (iii) The discussion in the Joint Proxy Statement/ Prospectus under the caption entitled "Income Tax Considerations" fairly summarizes the federal income tax considerations that are material with respect to the Merger and the subsequent ownership of the Company's common stock by a shareholder which is not a tax exempt entity, a foreign corporation, trust or partnership, or a person who is not a United States citizen or resident.

                 We hereby consent to the filing of this opinion as Exhibit 8.1 to the Joint Proxy Statement/Prospectus and to the use of our name under the captions "Legal Opinions" and "Taxation" in the Joint Proxy
Statement/Prospectus.

                                        Yours very truly,

                                        STEINHART & FALCONER


                                        By: /s/ DAVID F. BOYLE
                                           --------------------------
                                            David F. Boyle